EXHIBIT 99.1
                                                FOR FURTHER INFORMATION CONTACT:
                                                               Eugene F. Hovanec
                                                       Vice President, Finance &
                                                         Chief Financial Officer
                                                                  (805) 388-3700

FOR IMMEDIATE RELEASE

                       Vitesse Semiconductor Corporation
                    announces Acquisition of Orologic, Inc.

               Acquisition accelerates Vitesse's reach into multi
                 service switches and routers for IP/ATM OC048
                            and OC-192 applications

Camarillo, CA - (March 27, 2000) - Vitesse Semiconductor Corporation (NASDAQ:VTSS) announced today that it has agreed to acquire all of the equity interests of Orologic, Inc. ("Orologic") for $450 million in common stock. The transaction is expected to be completed before the end of April and will be accounted for as a purchase. Excluding the effects of the acquisition related write-offs and amortization of goodwill and other intangibles, Vitesse expects the acquisition to be slightly dilutive to earnings.

Orologic, founded in October 1997, is a fabless semiconductor company that develops high performance system on a chip solutions that enable data packet processing at OC-48 and OC-192 rates. Orologic solutions provide the industry's most comprehensive, highly integrated traffic and congestion management functions for ATM and IP traffic. This acquisition coincides with Orologic's announcement of the release of its first product, PaceMaker 2.4, which integrates policing, cell/packet interworking, traffic management and a built in wire speed AAL-5 SAR function supporting OC-48 data rates. Orologic product information can be found on the Web at www.oro-logic.com.

"The Vitesse-Orologic combination extends our OC-48 product portfolio adding extensive Traffic Management features for Layer 2 through 7 processing of multi- service ATM and IP switches," said Lou Tomasetta, President and CEO of Vitesse. "The addition of Orologic will accelerate the introduction of our OC-192 solution which includes our TeraStream switch fabric, TeraPOWER network

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


processor, Orologic's Traffic Management processor together with out 10G Serdes and framers leading to Vitesse's Network-on-a-CHIP(TM) solution. This will enable us to offer the most complete and comprehensive chip sets for driving the next generation Internet," added Tomasetta.

"We are very excited about joining the world-class Vitesse team," said Dr. Raif
O. Onvural, President and CEO of Orologic. "The merged companies will bring together one of the most compelling end-to-end merchant solutions for ATM and IP applications at OC-48 and OC-192 speeds. Our technology for managing high performance ATM cell and IP packet traffic is very complementary to Vitesse's strategic product roadmap," continued Dr. Onvural.

Vitesse Semiconductor Corporation is a world leader in the design, development, manufacturing and marketing of high bandwidth communications ICs for next generation DWDM and optical networking. The company's products address the product needs of Core, Access and Enterprise network equipment manufacturers who demand a combination of high speed, high complexity and low power dissipation. As a co-founder of the CSIX (Common Switch Interface) forum, Vitesse is cooperating with 30 other member companies to define and develop open architecture and interoperable standard components for high speed networking. Vitesse is headquartered in Camarillo, California, and manufactures volume ICs at its two fabrication facilities in Camarillo and Colorado Springs. Company/product information can be found on the Web at www.vitesse.com.

The information in this press release contains forward-looking statements, including statements with respect to the anticipated timing of the acquisition of Orologic and statements related to the potential advantages of the transaction to Vitesse and Orologic, that are within the meaning of Section 21E of the Securities and Exchange Act of 1934 and Section 27A of the Securities Act of 1933, which are subject to the "safe harbor" created by those sections. Investors are cautioned that such statements are only predictions and speak only as of the date of this release. Actual results may differ materially due to risks and uncertainties including, but not limited to, the ability of the Company to conclude the acquisition as anticipated, the Company's ability to successfully integrate the acquisition and the successful development and market acceptance of Orologic's products. For a more complete discussion of certain factors that could cause actual results to differ materially, please refer to the reports the Company files with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 and Quarterly Report on Form 10-Q for the three months ended December 31, 1999.


                            The Vitesse OC-48/OC-192 Solutions
                            ----------------------------------

making connections

Physical Layer             Network Processing                              Switch Fabric
------------------------  ----------------------------------------------   -------------------
O/E    SerDes  Framer/     IP                          ATM                           Giga Stream
               Mapper      Traffic           Policing  Bar       Traffic   SerDes    Tera Stream
                           Classification              Internet- Mgmt
                                                       Working
------------------------   ---------------------------------------------   ----------------------
         Vitessee          Vitessee                    OroLogic                     Vitesse

                                                                                VITESSE LOGO


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


Vitesse Semiconductor is a world leader in the design, development, manufacturing and marketing of high bandwidth communications and Automatic Test Equipment (ATE) integrated circuits (ICs). The company's products address the needs of telecommunications, datacommunications and ATE equipment manufacturers who demand a combination of high speed, high complexity and lower power dissipation. Vitesse has headquarters in Camarillo, California, and manufactures volume ICs at its two fabrication facilities in Camarillo and Colorado Springs.

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